Where Food Comes From, Inc. 8-K

Exhibit 99.2

2013 Third Quarter Conference Call Script

Call date: Thursday, November 14, 2013

Call time: 8:00 a.m. Mountain Time

Jay Pfeiffer

Good afternoon and welcome to the Where Food Comes From third quarter conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Specifically, our statements about future revenue, expenses, profitability, cash, growth strategy, market acceptance of the Company’s products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements. There are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. At present it is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John Saunders

Thank you, Jay.

Good morning, everyone, and thanks for joining us today.

Since the end of 2012 we’ve been feeling the effects of Japan’s easing of beef import requirements. To recap, the changes Japan have made have led a small percentage of our source and age customers to discontinue their export-related audits. That, in turn, has impacted both our top and bottom lines over the past few quarters. For our third quarter ended September 30th, revenue was down slightly year over year to $1.47 million dollars from $1.55 million -- the difference coming primarily in our verification services revenue category. Likewise, our 9-month revenue declined slightly to $3.74 million from $3.97 million year over year.

I think it’s important to put this event into context and let you know why we don’t believe it is relevant to our long-term growth plans or even our short-term outlook. First of all, it’s very telling that despite Japan’s decision, the vast majority of our source and age customers have elected to continue with their audits as a means of differentiating their products and demonstrating their willingness to add transparency to the food supply chain. Second, we’ve offset some of that lost revenue with new revenue streams from solutions such as our Non-Hormone Treated Cattle and Verified Natural Beef programs. A third consideration – and we’ve discussed this before – is the impending impact of the USDA’s Animal Disease Traceability program that’s going to be phased in beginning in a few short years. Keep in mind, Where Food Come From is currently providing source and age audits for roughly 6,000 producer customers in what is strictly a voluntary program. That of course is going to change as ADT is phased in and upwards of 800,000 producers are going to be subject to mandatory audits. That is some serious growth potential for us. And although we don’t expect to get all 800,000 producers as customers, we are planning to get a good percentage of them. And “yes” to your next question – we fully anticipate being able to scale up to meet that demand over the life of the phase-in.

The fourth and final mitigating factor I’d like to discuss is our M&A program. As you know, our strategy is to build our audit solutions portfolio and add new food groups to our coverage through internal development in combination with the strategic acquisition of worthy competitors whose solutions and food group coverage complement ours. We made our first acquisition in early 2012 – International Certification Services – adding new customers and new revenue along with capabilities we didn’t already have in the areas of organic and gluten free certification. More recently, we acquired the auditing business of Validus Ventures, which adds new revenue and customers along with strengths in pork, poultry and dairy. And early in Q4 we took over Micro Technologies’ audits. The latter two transactions will added an estimated 4,000 new customers and more than $2 million in annual revenue to our company. We have additional acquisition targets on our radar and are confident in our ability to execute and integrate.

I’ll summarize by saying Where Food Comes From is a growth company, and we expect to achieve long-term, year-over-year growth from a combination of all the factors I just mentioned.

Turning to profitability:

We reported a net loss of approximately $22,000 year to date after the effects of nearly $220,000 in transaction costs related to the Validus acquisition through the first nine months of the year. While our goal has been, and will continue to be, to achieve sustainable profitability on a quarterly and annual basis, we are equally committed to seizing opportunities that strengthen the Company’s leadership status and better position us for long-term profitable growth. That is exactly what the Validus acquisition accomplished for us.

The Micro transaction – while not costing us anything out of pocket – was also a significant step forward for us in terms of consolidating the auditing industry and further expanding our leadership.

In addition to bringing us new customers and revenue streams, our acquisition strategy is also expected to improve our margins and bottom line. Here’s how that works…

Right now a producer might do 3 or 4 audits a year for things like age and source, non-hormone, verified natural or whatever standard they are trying to meet. Unfortunately for the producer, that means they might have to deal with 3 or 4 different auditing organizations on 3 or 4 different dates during the year. This is what we call audit fatigue, because as you can imagine cattle ranchers want to spend their time raising and selling cattle – not dropping everything four times a year to endure an audit. Not to mention the fact that they have to pay roughly $1500 for each audit.

Due to our successful M&A strategy, Where Food Comes From is right now implementing a solution that we believe producers are going to eagerly embrace. Each time we acquire a company with an auditing force and complementary auditing standards, we cross train the auditors – theirs and ours – in one another’s standards so that a single auditor can audit to a wide variety of standards.

This way, we can tell a producer we’ll be on his ranch just one time per year and audit them for all of their standards at once – thereby eliminating audit fatigue. Moreover, rather than charging them $1500 dollars each for 4 audits, we can discount the audits from a total of $6000 dollars to $4500 dollars, for example, and save them money. At the same time we’re increasing our own margins and profitability because we’re conducting 4 audits in the same trip where once we would have conducted just 1 audit. It’s truly a win-win for both parties.

A few comments on our Where Food Comes From program….

Because we’re starting from such a small base, our revenue is going to be lumpy in this area until we add more customers and expand existing customer relationships. Along those lines, subsequent to the end of the third quarter we announced that Heinen’s Fine Foods – our flagship labeling customer in the retail space who has enjoyed great success with labeling their beef and pork – is now incorporating the Where Food Comes From labeling program on its Shepherd’s Price Lamb line in all of its stores.

This is an important milestone for us as it underscore’s Heinen’s satisfaction with our program – which has been backed up by positive market analysis – and it brings another food distributor into the program. We are currently talking with the distributor – Mountain States Rosen – about expanding the labeling program to other of their retail customers for lamb.

Of course we continue to identify and have discussions with other potential retail customers for our labeling program. It is a long sales cycle due to the complexity of program and to a tendency by retailers to favor the status quo, but as we have demonstrated with Heinen’s, once the retailer makes the commitment it can be a very effective way to differentiate themselves while responding to consumers’ demands for transparency.

I’ll close by thanking you for joining us on our call again this quarter. We continue to be very bullish on our business and our prospects for profitable growth. Virtually all industry trends are in our favor – from concerned consumers demanding transparency to an increase in negative food-related events to the USDA stepping in with mandatory animal disease traceability. If you believe – as we do – that Where Food Comes From is the largest, most experienced player with the most complete solutions offerings in the industry, then I hope you continue to support us as we pursue our growth objectives.

Operator, I’ll now open the call to questions….

Summary of Question and Answer session:

l	We are assisting Whole Foods in developing their strategy for non-GMO labeling initiatives to be implemented by 2017. We are approximately 6 months in the development stage and still determining the best approach for Whole Foods suppliers under various existing standards. We will know more in future quarters and can provide more clarity.
l	IMI and Validus both provide audit services under the Farm Check program for Tyson. Due to the acquisition, we are integrating certain processes and creating value such as cross training our independent field auditors yet still maintaining separate identities in order to offer flexibility and lack of conflict for Tyson because of variances in audit standards.
l	Comparing Q3 2012 to Q3 2013 and the impact of Japan upon our business – without specifics, our business is generally strong in Q3 but flat compared to last year which indicates that our organic verification and GAP program was very successful in covering losses due to the change in the Japan’s standards.
l	Approach to help WFCF become a household name – we see some major trends among consumers today and we develop plans to target specific customers and high-end retailers. We need to grow consumer awareness and familiarity with our brand and our message across the United States. Acquiring our competitors, thereby consolidating our leadership will help increase demand and importance of 3rd party verification of marketing claims. Consumers can assist us in increasing demand for the WFCF brand by insisting that grocers demonstrate transparency by carrying products that have been independently verified by 3rd parties.
l	Specifically related to the Validus acquisition are one-time charges for $220K in legal and advisory costs in Q3 2013. The incremental $2M in revenue is expected to be achieved beginning in Q4 2013 through 2014.

l	Sales cycle of the WFCF brand is 2+ years. Through acquisition, we have gained synergies for marketing in beef and pork and now milk, cheese and eggs which help expose the brand. We have approximately 20 prospects which we have been working with for many months and some for years (for example: Shepard’s Pride). Some of the relationships we have developed are built upon our audits rather than marketing the program. It is impossible to track or predict the revenue stream and we cannot provide any quality guidance because of the length of the sales cycle.
l	Management believes that it is not stretched too thinly due to a couple of initiatives: (1) Our M&A strategy. We are acquiring companies that we have historically competed against fiercely. We know our competition, its management staff and we are always looking for long-term partners. Through acquisition, we gain a quality management team and we encourage certain aspects of our acquired businesses to independently manage themselves while helping to build efficiencies within a consolidated company. (2) Our WFCF labeling program has dedicated resources and the processes are built to currently handle a lot of volume, possibly it’s over-supported but it makes it easier to bring on additional retailers smoothly. (3) We are making some admin changes to accommodate our businesses in areas such as accounting, marketing and HR which will cause overhead to increase in the near future.

Closing remarks from John Saunders.